FOR IMMEDIATE RELEASE:

Date:	October 24, 2006
Contact:	David Nolan Executive Vice President and Chief Financial Officer (315) 336-7300

Rome Bancorp Reports Third Quarter Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and nine month periods ended September 30, 2006.

For the three month period ended September 30, 2006, the Company recorded net income of $855,000 or $0.10 per diluted share, compared to $1.0 million, or $0.11 per diluted share, for the same quarter in 2005. The decrease in quarterly earnings was attributable to a $67,000 decrease in net interest income before provision for loan losses, an increase of $25,000 in the loan loss provision and a $233,000 increase in non-interest expenses, partially offset by a $49,000 increase in non-interest income and a $119,000 decrease in income tax expense.

While net interest income decreased 1.9% from the third quarter of 2005, the Bank's 2006 third quarter net interest margin increased 33 basis points to 5.07% from 4.74% for the same quarter last year. The decrease in the current quarter's net interest income is primarily related to a 14% increase in interest expense resulting from an increase in interest paid on time deposits, consistent with current market conditions. Interest income for the third quarter of 2006 was $42,000 higher than in the previous year's comparable period. Current quarter interest income on loans grew by $317,000, or 8.3%, over the third quarter of 2005 due to increases in both loan yields and average balances. This was partially offset by decreases in income from investments and interest bearing deposits, related to decreases in average balances of both.

The Company recorded a $25,000 provision for loan losses in the third quarter of 2006, as compared to no provision in the same period of 2005. The provision for loan losses for the current three month period was necessary to replenish the loan loss reserve for routine charge-offs and growth in the loan portfolio of $6.9 million during the quarter. The allowance for loan losses as a percentage of total loans was 0.74% at September 30, 2006, compared to 0.77% at December 31, 2005. The allowance for loan losses as a percent of non-performing loans was 173.3% at September 30, 2006, compared to 207.0% at the previous year end.

Non-interest income for the quarter ended September 30, 2006 was $49,000 higher than in the same period of 2005, principally due to increases in cash surrender value of Bank-owned life insurance policies which were entered into in the second quarter of 2006. Non-interest expense for the third quarter increased by $233,000 over the same quarter of 2005, primarily due to increases in stock based compensation and benefit costs.

Net income for the Company for the nine month period ended September 30, 2006 was $2.5 million, or $0.28 per diluted share, compared to $2.6 million, or $0.27 per diluted share for the first nine months of 2005. The decrease in year to date net income results from an increase in loan loss provision of $140,000, a decrease in non-interest income of $113,000 and an increase in non-interest expense of $584,000 which were partially offset by an increase in net interest income before loan loss provision of $708,000 and a $32,000 decrease in income tax expense. The increase in diluted earnings per share is attributable to a decrease in average shares outstanding due to the Company's 2006 stock buyback program.

Net interest margin for the nine months ended September 30, 2006 increased to 5.05% from 4.73% for the same period of 2005. The yields realized on earnings assets increased from 5.80% in the first nine months of 2005 to 6.24% for the current year to date period. The average balance of interest bearing liabilities decreased from $193.1 million for the first nine months of 2005 to $181.4 million for the same period this year, while the cost of those liabilities increased to 1.85% in 2006 up from 1.57% in the prior year to date period. This increase is primarily due to rate increases on time deposits.

The Company recorded a provision for loan losses of $140,000 in the first nine months of 2006, compared to no provision in the same period of 2005. During the second quarter of 2005, the Company recorded net recoveries of $274,000 principally due to a large recovery on a commercial loan that had been charged off in fiscal 2000. Because of this recovery, no provision was deemed necessary through the first three quarters of 2005.

Gains on securities sales for the nine months ended September 30, 2006 were $11,000, down from $46,000 in the prior year, due to a lower level of sales activity. Non-interest income for the first nine months of 2006 decreased to $1.4 million from $1.5 million for the same period in 2005. Included in non-interest income for the nine months ended September 30, 2005 was a $167,000 reimbursement settlement of costs associated with the above mentioned prior year loan charge-off. Offsetting these variances for the nine months ended September 30, 2006 were increases in fee income, as well as $122,000 of increased cash surrender value on a recent investment in Bank-owned life insurance.

Non-interest expense for the first nine-months of 2006 was $7.8 million as compared to $7.2 million for the same period in 2005. The majority of this increase is attributable to stock based compensation and benefit plans, occupancy costs and professional fees spent on strategic planning initiatives and ongoing Sarbanes-Oxley compliance activities. The aforementioned decrease in income tax expense was primarily a result of lower pre-tax earnings.

Total assets were $296.0 million at September 30, 2006, compared to $308.9 million at December 31, 2005. Cash and interest bearing deposits decreased by $26.6 million due to the purchase of treasury shares and Bank-owned life insurance, as well as to fund growth of the loan portfolio. The loan portfolio increased by $9.5 million, or 3.8%, during the first nine months of 2006, while the balance of deposits decreased by $2.0 million, or 1.0%, over the same period. Through the end of the third quarter of 2006, the Company repurchased 1.1 million treasury shares at a cost of $14.2 million. During the second quarter of 2006, the Company also invested in Bank-owned life insurance policies on key employees in the amount of $8.0 million.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated, "Rome Savings Bank's continued high rate of interest margin and asset quality highlight the inherent strength of our business model. We are delighted to commence construction of our Lee branch, allowing us to better serve new and existing customers."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 7.5 cents ($0.075) per share for stockholders of record at the close of business on November 10, 2006. The dividend is payable on November 24, 2006.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.

Selected Financial Data

(Unaudited)

(Dollars in thousands, except per share data)

	As of
	September 30,	December 31,
	2006	2005
Selected Financial Condition Data:
Total assets	$296,013	$308,853
Loans, net	261,371	251,918
Securities	7,247	11,882
Cash and cash equivalents	7,594	34,235
Total deposits	199,437	201,468
Borrowings	11,526	9,374
Total shareholders’ equity	80,555	93,478
Allowance for loan losses	1,950	1,960
Non-performing loans	1,125	947
Non-performing assets	1,125	947

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Selected Operating Data:
Interest income	$4,281	$4,239	$13,075	$12,117
Interest expense	873	764	2,511	2,261
Net interest income	3,408	3,475	10,564	9,856
Provision for loan losses	25	0	140	0
Net interest income after provision for loan losses	3,383	3,475	10,424	9,856
Non-interest income:
Service charges and other income	503	454	1,382	1,460
Net gain on securities	0	0	11	46
Total non-interest income	503	454	1,393	1,506
Non-interest expense	2,513	2,280	7,753	7,169
Income before income taxes	1,373	1,649	4,064	4,193
Income tax expense	518	637	1,540	1,572
Net income	$855	$1,012	$2,524	$2,621

Rome Bancorp, Inc.

Selected Financial Data

(Unaudited)

(Dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005

Selected Financial Ratios and Other Data:
Performance Ratios:
Basic earnings per share	$0.10	$0.11	$0.28	$0.28
Diluted earnings per share	$0.10	$0.11	$0.28	$0.27
Return on average assets	1.16%	1.29%	1.12%	1.17%
Return on average equity	4.18%	4.31%	3.85%	4.70%
Net interest rate spread (1)	4.43%	4.15%	4.39%	4.23%
Net interest margin (1)	5.07%	4.74%	5.05%	4.73%
Non-interest expense to average assets	3.40%	2.90%	3.43%	3.20%
Efficiency ratio (1)	63.99%	57.48%	64.57%	62.71%
Average interest-earning assets to average interest-bearing liabilities	149.26%	157.93%	155.13%	146.14%

	As of
	September 30,	December 31,
	2006	2005
Equity Ratios:
Equity to assets	27.21%	30.27%
Book value per share	$9.23	$9.66

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.43%	0.37%
Nonperforming assets as percent of total assets	0.38%	0.31%
Allowance for loan losses as a percent of loans	0.74%	0.77%
Allowance for loan losses as a percent of non- performing loans	173.3%	207.0%

Notes:
1. Includes tax equivalent adjustment for the Company’s tax-exempt municipal securities.